Astoria Financial Corporation Names John J. Corrado To Its Board Of Directors

LAKE SUCCESS, N.Y., Sept. 19, 2012 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) (the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), announced today that their Boards of Directors appointed John J. Corrado, effective October 17, 2012, to serve as a director of both the Company and Astoria Federal.

Mr. Corrado, 48, is President of Suffolk Bus Corp. and Suffolk Transportation Service, Inc. which provide both transit and special-needs transportation in Suffolk County. Today, with a workforce of over 1,500 employees, Suffolk Transportation is the largest bus company in Suffolk County, serving over 25,000 school children and 10,000 public transit passengers each day. Prior to this, Mr. Corrado was employed with the public accounting firm Deloitte Haskins & Sells, the predecessor of Deloitte LLP.

Mr. Corrado, a certified public accountant, is a graduate of The University of Michigan/School of Business Administration. Through his affiliation with the New York School Bus Contractor's Association and the Bus Association of New York, he has played an integral part in formulating the safety standards that govern the bus industry today. Locally, John has been supportive of many organizations and charities. He is chairman of United Way of Long Island, a member of the SUNY Stony Brook Council and is a graduate of the Molloy College Energeia Partnership, a leadership academy dedicated to identifying and addressing the challenges facing the Long Island region and developing sustainable solutions. His current board affiliations include NYC COP-SHOT, the Suffolk County Parks Foundation and the Make It Count Foundation.

Commenting on Mr. Corrado's appointment, Ralph F. Palleschi, Chairman of the Board of the Company and Astoria Federal and Monte N. Redman, a director, President and Chief Executive Officer of both organizations, stated, "We are delighted that John will be joining the Boards of both Astoria Financial Corporation and Astoria Federal. His solid management and financial background coupled with his extensive community leadership will serve us well as we execute our business plan and implement strategies to enhance shareholder value."

Astoria Financial Corporation, with assets of $17.6 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $10.7 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering fourteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering fifteen states and the District of Columbia.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com